EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Omnibus Equity Incentive Plan of SupportSoft, Inc. of our report dated January 17, 2002, with respect to the consolidated financial statements of SupportSoft, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Palo Alto, California
July 15, 2002